Exhibit 10.6

                             SMITHFIELD FOODS, INC.
                           1998 INCENTIVE BONUS PLAN


         1. PURPOSE. Smithfield Foods, Inc. hereby establishes an Incentive Bonus Plan (the "Plan") applicable to any person serving as Chief Operating Officer of the Company ("Executive"). The Company intends to provide Executive with incentive bonuses that are related to and measured by the Company's performance under a program intended to meet the requirements of Code section 162(m) and regulations thereunder. The Plan was adopted by the Committee and ratified by the Board on June 13, 1997, and is subject to approval of the Company's stockholders. The Plan is effective as of April 28, 1997.

         2. DEFINITIONS. As used in the Plan, the following terms have the meanings indicated.

                 (a) "Auditor" means the independent public accounting firm then employed by the Company to prepare the Company's financial statements.

                 (b) "Beneficiary" means the person or persons designated by Executive in a writing filed with the Company to receive his Bonus Payment upon his death.

                 (c) "Board" means the board of directors of the Company.

                 (d) "Bonus Base" means the consolidated net income of the Company and its subsidiaries prepared in accordance with generally accepted accounting principles before (i) Bonus Payments to Executive, (ii) accounting for minority ownership interests in subsidiaries, (iii) incentive payments due officers based on income approved by the Board, and (iv) applicable federal and state income taxes.

                 (e) "Bonus Payment" means the amount due Executive under the Plan, as computed by the Company, and certified by the Committee.

                 (f) "Cause" means (i) continued neglect by Executive of his employment duties (as reasonably determined by the Company's Board of Directors) after delivery of written notice thereof to Executive specifying with particularity the duties Executive has neglected, (ii) willful misconduct in connection with the performance of Executive's duties, including by way of example but without limitation, intentional misappropriation of funds or property of the Company or any of its subsidiaries, or securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company or any of its subsidiaries, (iii) conduct by Executive that would result in material injury to the reputation of the Company or any of its subsidiaries (whether publicly known or unknown), including by way of example but without limitation, pleading guilty to or conviction of a felony involving moral turpitude, or (iv) certification by a physician that Executive is unable to regularly perform his duties hereunder by reason of Executive's addiction to alcohol or a controlled substance.


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                  (g) "Code" means the Internal Revenue Code of 1986, as
amended, and regulations thereunder.

                  (h) "Committee" means two or more directors appointed by the Board who are "outside directors" within the meaning of section 162(m) of the Internal Revenue Code. The Committee shall be a sub-committee of the Compensation Committee of the Board consisting of the outside directors serving on the Compensation Committee unless otherwise determined by the Board.

                  (i) "Company" means Smithfield Foods, Inc., a Delaware corporation.

                  (j) "Disability" means, in general, the inability to perform the services for which Executive was employed. The Committee shall determine whether a Disability exists and such determination shall be conclusive.

                  (k) "Executive" means the person serving at any time as Chief Operating Officer of the Company, including any successor to the person currently serving in that office.

                  (l) "Retirement" means the termination of employment at or after age 65 or at or after such earlier date as designated by the Committee.

         3.       INCENTIVE BONUSES.

                  (a) Subject to the remaining provisions of this section 3 and to section 5, Executive shall be entitled to receive as a Bonus Payment with respect to the fiscal year beginning April 28, 1997, and each fiscal year thereafter, and until the Plan is terminated by the Company, an amount in cash equal to one percent (1.0%) of the Bonus Base for such fiscal year.

                  (b) If Executive is elected or appointed to serve as President and Chief Operating Officer of the Company after the beginning of a fiscal year for which a Bonus Payment is payable, such Bonus Payment shall be equal to (i) one percent (1%) of the Bonus Base for the entire fiscal year, if Executive assumed such office within ninety (90) days after the beginning of the fiscal year and if no Bonus Payment is to be paid to the person or persons serving in such office prior to Executive with respect to that portion of the fiscal year preceding the date Executive is elected or appointed to serve in such office or
(ii) if clause (i) above is not applicable, one percent (1%) of the Bonus Base for the period commencing on the date Executive is elected or appointed to serve in such office and ending on the last day of such fiscal year.

                  (c) The Committee may establish such other threshold and percentage requirements for receipt of a Bonus Payment as the Committee shall deem appropriate prior to the ninetieth (90th) day of the fiscal year or other period with respect to which the Bonus Base and any corresponding Bonus Payment is to be calculated.


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                  (d) Notwithstanding the foregoing provisions of this section
3, the Committee expressly reserves the right to reduce or eliminate entirely any Bonus Payment if the Committee determines in its sole discretion that it is in the best interests of the Company to do so. Such determination shall be conclusive and binding.

         4. PAYMENT OF INCENTIVE BONUSES. The Bonus Payment will be made (i) after the date the Company's audited financial statements have been certified by the Auditor for the relevant fiscal year of computation, except as otherwise provided in subsection 5(a), (ii) after the Committee has certified that the performance criteria have been met, and (iii) before the date by which the Bonus Payment must be made to be otherwise deductible by the Company.

         5. TERMINATION OF EMPLOYMENT. If Executive ceases to be employed, his right to receive a Bonus Payment shall be governed by the following principles:

                  (a) If the termination of employment occurs as a result of death, Disability, Retirement or termination by the Company without Cause, Executive (or the Executive's Beneficiary in the event of death) shall be entitled to receive an amount equal to the Bonus Payment Executive would have received if the last day of the fiscal year coincided with the date of Executive's termination of employment, computed based on unaudited financial information.

                  (b) If the termination of employment occurs for Cause or voluntarily by Executive (other than due to Disability or Retirement), Executive shall forfeit all rights to a Bonus Payment for the fiscal year in which such termination of employment occurs.

         6.       ADMINISTRATION.

                  (a) The Plan shall be administered by the Committee.

                  (b) The Board from time to time may appoint members previously appointed and may fill vacancies, however caused, in the Committee.

                  (c) If any member of the Committee fails to qualify as an "outside director" or otherwise meet the requirements of this section, such person shall immediately cease to be a member of the Committee solely for purposes of the Plan and shall not take part in future Committee deliberations.

                  (d) The Committee may adopt rules and regulations for carrying out the Plan, and the Committee may take such actions as it deems appropriate to ensure that the Plan is administered in the best interests of the Company. The Committee has the authority to construe and interpret the Plan, resolve any ambiguities, and make determinations with respect to the eligibility for or amount of any award. The interpretation, construction and administration of


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the Plan by the Committee shall be final and conclusive. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

         7. RIGHTS. Participation in the Plan and the right to receive cash awards under the Plan shall not give Executive any proprietary interest in the Company, any subsidiary or any of their assets. No trust fund shall be created in connection with the Plan, and there shall be no required funding of amounts that may become payable under the Plan. Executive shall for all purposes be a general creditor of the Company. The interests of Executive cannot be assigned, anticipated, sold, encumbered or pledged and shall not be subject to the claims of his creditors. Nothing in the Plan shall confer upon Executive the right to continue in the employ of the Company or any subsidiary or shall interfere with or restrict in any way the right of the Company and its subsidiaries to discharge Executive at any time for any reason whatsoever, with or without cause.

         8. SUCCESSORS. The Plan shall be binding on Executive and his personal representatives. If the Company becomes a party to any merger, consolidation, reorganization or other corporate transaction, the Plan shall remain in full force and effect as an obligation of the Company or its successor in interest.

         9. AMENDMENT AND TERMINATION. The Board may amend or terminate the Plan at any time as it deems appropriate; provided that (a) no amendment or termination of the Plan after the end of a fiscal year or other period for which a Bonus Payment is payable may increase the Bonus Payment for the period just ended, and (b) to the extent required to meet the requirements of Code section 162(m) for performance-based compensation, any amendment that makes a material change to the Plan must be approved by the stockholders of the Company. The Board is specifically authorized to amend the Plan and take such other action as necessary or appropriate to comply with Code section 162(m) and regulations issued thereunder, and to comply with or avoid administration of the Plan in a manner that could cause any participant to incur liability under Section 16(b) of the Securities Exchange Act of 1934 and regulations issued thereunder.

         10. CONSTRUCTION. The Plan shall be construed in accordance with the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof. The headings in this Plan have been inserted for convenience of reference only and are to be ignored in any construction of the provisions. Pronouns and other terms expressed in a particular gender shall be deemed to include the other gender. If a provision of this Plan is not valid, that invalidity does not affect other provisions.